Filed pursuant to Rule 433
Registration Statement No. 333-145657
December 8, 2009
CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
Pricing Sheet — December 8, 2009
3,000,000 Common Units Representing Limited Partner Interests

Offering price to public	:	$18.00 per unit

Over-allotment option	:	450,000 additional common units (30 days)

Proceeds, net of underwriting commission	:	$51,705,000.00 (no over-allotment option) or $59,460,750.00 (including over-allotment option)

Trade Date	:	December 8, 2009

Settlement Date	:	December 14, 2009

Issuer Symbol	:	CLMT

Exchange	:	NASDAQ

Underwriters	:	Goldman, Sachs & Co. Barclays Capital Inc. Deutsche Bank Securities Inc.
Prior to purchasing the common units being offered pursuant to the prospectus supplement, between December 7, 2009 and December 8, 2009, one of the underwriters purchased, on behalf of the syndicate, 71,386 common units at a price of $18.00 per unit in stabilizing transactions.
The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site a www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs toll-free at 1-866-471-2526 or Barclays Capital toll-free at 1-888-603-5847.